Exhibit 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHUFFLE MASTER, INC. REPORTS SECOND QUARTER 2012 RESULTS

Shuffle Master Achieves Record Quarterly Revenue of $66.1 Million and Double Digit EPS Growth

LAS VEGAS, Nevada, Monday, June 4, 2012 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the second quarter ended April 30, 2012.

"We delivered our best quarterly revenue to date, driving 21% earnings per share growth, or 43% excluding expenses incurred in connection with the proposed acquisition of Ongame.  The second quarter yielded exceptional results from nearly every product category, particularly our Utility and EGM segments, with the MD3 shuffler and the Equinox cabinet driving overall segment performance.  Our specialty table games business grew an impressive 13% year-over-year driven almost entirely by recurring revenue.  Our e-Table segment is in a period of transition and remains a key area of focus for us.  We believe that new innovations, such as the i-Table Roulette and the new Multigame enhancement for our Rapid Table Games, will help drive improved performance," said Gavin Isaacs, Chief Executive Officer of Shuffle Master. “We are confident that our continued strong momentum across our core businesses and the rollout of our interactive initiatives are key drivers of our future earnings potential and will write the next chapter of our profitable growth story.”

Second Quarter 2012 Financial Highlights

◆
Total revenue increased year-over-year by 10% to $66.1 million, a quarterly record, due to strong Utility and Electronic Gaming Machine (“EGM”) performance as well as lease, royalty and service revenue (“recurring revenue”) growth in the Company’s Utility and Proprietary Table Games (“PTG”) segments.

◆	Total recurring revenue was up 11% year-over-year and totaled $28.9 million.

◆	GAAP net income grew 23% year-over-year to $9.7 million.

◆
Diluted earnings per share ("EPS") grew 21% year-over-year to $0.17, compared to $0.14 in the prior year period.  Excluding expenses incurred in connection with the proposed Ongame acquisition, EPS was $0.20.

◆	Gross margin increased 400 basis points year-over-year to approximately 64%, due primarily to increased segment margin performance in the Utility, PTG and EGM segments.

◆
Operating income margin increased 200 basis points year-over-year to 22%.  Excluding expenses incurred in connection with the proposed Ongame acquisition, operating margin was 25% in the second quarter.

◆	Adjusted EBITDA was a quarterly record, totaling $23.7 million, up 25% from $19.0 million in the year-ago quarter.

◆
Selling, general and administrative ("SG&A") expenses increased $2.7 million year-over-year to $19.8 million for the quarter, largely driven by $1.5 million of expenses incurred in connection with the proposed Ongame acquisition, in addition to the hiring of several executive level positions during the 2011 fiscal year, the company filled the Chief Executive Officer and General Counsel positions and hired a Chief Strategy Officer. These positions, in addition to sales and profit driven compensation expenses due to increased revenue compared to the year-ago quarter, also largely contributed to the increase.

◆	Net debt (total debt, less cash and cash equivalents) was $0.3 million, as compared to $17.1 million as of October 31, 2011.

◆
Free Cash Flow1, a non-GAAP financial measure, was $11.8 million, a decrease of 23% year-over-year primarily due to an increase in cash taxes paid as compared to the prior year period, in addition to an increase in capital expenditures related to the Company’s land purchase in Las Vegas for a new consolidated facility.

"Our balance sheet remains one of the strongest in the industry – and our numbers confirm it," said Lin Fox, Chief Financial Officer of Shuffle Master.  "We generated $20.6 million of operating cash flow in the six month period ended April 30, 2012, ending the second quarter of fiscal 2012 with net debt at virtually zero.  We have the financial flexibility we need to invest in the business and fund compelling growth initiatives.”

Second Quarter 2012 Business Segment Highlights

Utility

◆	Total Utility recurring revenue of $13.3 million grew 12% year-over-year, driven primarily by increased MD3™ shuffler leases in the United States and Asia.

◆
Total Utility revenue grew 30% to a record $25.0 million, largely due to strong shuffler sales as a result of several new casino openings in the U.S., growing the shuffler footprint on existing tables, and replacements of previously sold shufflers in Asia.

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

◆	The Company achieved a record lease installed base of 8,261 shufflers, a 14% increase in units year-over-year. Approximately 240 new leases were netted in the second quarter.

◆	Gross margin increased year-over-year from 60% to approximately 65%, due primarily to the significant increase in total revenue.

◆	The total MD3™ installed base grew to approximately 950 units, of which 57% are units on lease.

Proprietary Table Games

◆
Total PTG recurring revenue for the second quarter increased 13% year-over-year to a record $11.8 million, primarily due to increased placements of premium games Ultimate Texas Hold’em® and Mississippi Stud®, side bets Fortune Pai Gow Poker and Fire Bet, and continued momentum in progressive upgrades.

◆	Total PTG revenue increased by 13% year-over-year to $11.9 million, driven by strong lease placements across all PTG categories: premium, side bets and progressives.

◆	Gross margin increased 240 basis points year-over-year to 82% due to the overall increase in revenue.

◆
The progressive installed base totaled over 1,100 units, up 384 units from the year-ago quarter. Strong placements were fueled by installs of Fortune Pai Gow Poker® Progressive, Three Card Poker Progressive, and Ultimate Texas Hold’em® Progressive, and to a lesser extent, new inter-casino progressive upgrades (“O-WAP”).

Electronic Table Systems

◆	Total ETS recurring revenue of $3.7 million remained relatively flat year-over-year.

◆
Total ETS revenue for the quarter declined 42% year-over-year to $6.9 million due to an 80% decrease in sales revenue.  The prior year period included approximately $5.0 million in sales of Vegas Star® and Rapid Table Games in Australia.

◆	Gross margin declined 190 basis points year-over-year to 39%, driven by the significant reduction in sales revenue.

Electronic Gaming Machines

◆	Total EGM revenue grew 21% to $22.2 million compared to the prior year period, driven by the continued success of the Equinox™ offerings.

◆
Gross margin grew 90 basis points year-over-year to 62% due to the increase in units sold, as well as higher average sales prices.  The new Super Topbox games on the Equinox drove higher average sales prices in the quarter.

◆
Total placements of 1,178 EGMs in the second quarter grew 22% from the prior year period, driven by Equinox placements into Australia, specifically Victoria, and to a lesser extent increased placements in Latin America and Asia.

Further detail and analysis of the Company's financial results for the second quarter ended April 30, 2012, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, June 4, 2012.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s second quarter results during a conference call on June 4, 2012 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Second Quarter 2012 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. Investor Relations website, http://ir.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting second quarter performance may be accessed at http://ir.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s Investor Relations website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through July 4, 2012, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 392994. Highlights from the conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service.  The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of Shuffle Master’s table games, social gaming, and mobile applications. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) the Company’s ability to successfully implement its strategic, growth, and operational initiatives are subject to many factors, some of which are beyond the Company’s control; (b) the Company’s belief that EPS and Adjusted EBITDA are useful widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (c) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; (d) the Company’s belief that it will have suitable investment opportunities in the future; (e) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; (f) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) unanticipated inability to accomplish the Company’s innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic and operational plans or undertake or complete any of its growth initiatives including the rollout of its interactive initiatives; (b) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (c) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (d) the Company’s inability to target or upon targeting, acquire, suitable investment opportunities that will fund growth initiatives; (e) the Company’s inability to accurately gauge the commercial appeal of its products; and (f) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Revenue:
Product leases and royalties	$26,947	$24,264	$52,900	$47,840
Product sales and service	39,107	35,619	69,207	55,858
Total revenue	66,054	59,883	122,107	103,698
Costs and expenses:
Cost of leases and royalties	9,427	8,354	18,378	15,536
Cost of sales and service	14,138	15,435	25,419	22,900
Gross profit	42,489	36,094	78,310	65,262
Selling, general and administrative	19,804	17,060	36,984	33,261
Research and development	7,925	6,883	15,452	12,799
Total costs and expenses	51,294	47,732	96,233	84,496

Income from operations	14,760	12,151	25,874	19,202

Other income (expense):
Interest income	174	126	313	252
Interest expense	(378)	(671)	(855)	(1,372)
Other, net	(146)	(1,118)	29	(961)
Total other income (expense)	(350)	(1,663)	(513)	(2,081)
Income before income taxes	14,410	10,488	25,361	17,121
Income tax provision	4,675	2,542	7,977	4,371
Net income	$9,735	$7,946	$17,384	$12,750

Basic earnings per share:	$0.17	$0.15	$0.31	$0.24
Diluted earnings per share:	$0.17	$0.14	$0.31	$0.23

Weighted average shares outstanding:
Basic	55,751	54,374	55,408	54,253
Diluted	56,653	55,010	56,154	54,953

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	April 30,	October 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$22,964	$22,189
Accounts receivable, net of allowance for bad debts of $465 and $402	38,952	39,713
Investment in sales-type leases and notes receivable, net of allowance
for bad debts of $26 and $44	5,753	5,006
Inventories	27,138	24,335
Prepaid income taxes	6,654	3,279
Deferred income taxes	4,935	4,911
Other current assets	5,898	4,291
Total current assets	112,294	103,724
Investment in sales-type leases and notes receivable, net of current portion
and net of allowance for bad debts of $2 and $5	4,857	3,704
Products leased and held for lease, net	35,184	35,196
Property and equipment, net	15,155	12,849
Intangible assets, net	67,193	66,517
Goodwill	85,393	85,392
Deferred income taxes	2,850	3,038
Other assets	2,490	2,467
Total assets	$325,416	$312,887

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,415	$5,001
Accrued liabilities and other current liabilities	19,887	21,135
Deferred income taxes	89	96
Customer deposits	3,333	3,407
Income tax payable	4,218	2,595
Deferred revenue	4,031	3,862
Current portion of long-term debt	501	508
Total current liabilities	36,474	36,604
Long-term debt, net of current portion	22,750	38,757
Other long-term liabilities	2,849	2,969
Deferred income taxes	2,549	942
Total liabilities	64,622	79,272
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized;
55,698 and 54,196 shares issued and outstanding	557	542
Additional paid-in capital	131,188	114,306
Retained earnings	98,222	80,838
Accumulated other comprehensive income	30,827	37,929
Total shareholders' equity	260,794	233,615
Total liabilities and shareholders' equity	$325,416	$312,887

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011

Cash Flow Data:

Cash provided by operating activities	$4,161	$8,223	$20,604	$16,510

Cash used in investing activities:
Payments for products leased and held for lease	$(2,856)	$(2,986)	$(6,706)	$(7,263)
Purchases of property and equipment	(3,358)	(1,071)	(4,240)	(2,001)
Purchases of intangible assets	(73)	(1,235)	(4,103)	(6,145)
Acquisition of business	-	-	(5,500)	(6,499)
Proceeds from sale of leased assets	988	1,724	1,029	3,810
Proceeds from sale of assets	-	29	-	76
Other	(236)	(225)	(454)	(446)
	$(5,535)	$(3,764)	$(19,974)	$(18,468)

Cash provided by (used in) financing activities	$(2,429)	$(5,663)	$(695)	$8,861

Free cash flow (2)	$11,758	$15,367	$19,443	$11,886

Reconciliation of income from continuing operations to Adjusted EBITDA:

Net income	$9,735	$7,946	$17,384	$12,750
Other expense (income)	350	1,663	513	2,081
Share-based compensation	1,117	743	2,049	1,478
Income tax provision	4,675	2,542	7,977	4,371
Depreciation and amortization	6,380	6,115	12,397	11,876
Ongame acquisition related expenses	1,448	-	1,448	-

Adjusted EBITDA (1)	$23,705	$19,009	$41,768	$32,556

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011

Utility:
Revenue	$24,990	$19,172	$44,606	$36,533
Gross profit	16,154	11,584	27,337	22,432
Gross margin	64.6%	60.4%	61.3%	61.4%

Proprietary Table Games:
Revenue	$11,954	$10,546	$25,629	$21,772
Gross profit	9,818	8,405	21,360	17,667
Gross margin	82.1%	79.7%	83.3%	81.1%

Electronic Table Systems:
Revenue	$6,866	$11,797	$15,130	$19,928
Gross profit	2,684	4,837	6,813	9,487
Gross margin	39.1%	41.0%	45.0%	47.6%

Electronic Gaming Machines:
Revenue	$22,244	$18,368	$36,742	$25,465
Gross profit	13,833	11,268	22,800	15,676
Gross margin	62.2%	61.3%	62.1%	61.6%

Total:
Revenue	$66,054	$59,883	$122,107	$103,698
Gross profit	42,489	36,094	78,310	65,262
Gross margin	64.3%	60.3%	64.1%	62.9%

Adjusted EBITDA
as a percentage of total revenue	35.9%	31.7%	34.2%	31.4%

Income from operations
as a percentage of total revenue	22.3%	20.3%	21.2%	18.5%